UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2023

CEVA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49842	77-0556376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 400Rockville, , MD 20850
(Address of Principal Executive Offices, and Zip Code)

(240) 308-8328
Registrant’s Telephone Number, Including Area Code

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CEVA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2023, CEVA, Inc. (the “Company”) and its wholly owned subsidiary, Intrinsix Corp. (“Intrinsix”), a Massachusetts-based provider of design engineering solutions focused on the U.S. Aerospace & Defense industry, entered into a Share Purchase Agreement (the “Agreement”) with Cadence Design Systems, Inc. (“Cadence”).

Subject to the terms and conditions of the Agreement, Cadence has agreed to purchase all of the issued and outstanding capital shares of Intrinsix from the Company for $35 million in cash, less approximately $7.5 million to be repaid by Intrinsix to the Company at closing in respect of an intercompany obligation and subject to other certain purchase price adjustments as provided for in the Agreement (the “Consideration”), following which Intrinsix will become a wholly owned subsidiary of Cadence (the “Transaction”). Upon the consummation of the Transaction, an amount of $300,000 from the Consideration will be deposited with a third-party escrow agent for the purposes of satisfying any additional post-closing purchase price adjustments owed by the Company to Cadence. In addition, a further amount of $3.5 million of the Consideration will be deposited with the same escrow agent for a period of 18 months as security for the Company’s indemnification obligations to Cadence in accordance with the terms and conditions set forth in the Agreement.

The Agreement includes certain representations, warranties and covenants of the parties. The Company’s covenants include, among other things, a requirement to cause Intrinsix to conduct its business in the ordinary course during the period between the execution of the Agreement and closing of the Transaction, and a prohibition against soliciting proposals or engaging in discussions or negotiations relating to alternative transactions involving Intrinsix with any person other than Cadence. In addition, the Company has agreed to certain non-competition and non-solicitation terms, which are subject to certain exceptions.

Completion of the Transaction is subject to certain closing conditions. In addition, the Agreement contains certain termination rights for both the Company and Cadence, including if the closing of the Transaction has not occurred by December 4, 2023, then either the Company or Cadence may terminate, unless they mutually agree to extend the closing deadline.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On September 20, 2023, the Company and Cadence issued a joint press release announcing their entry into the Agreement for the sale of all equity interests in Intrinsix by the Company to Cadence. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release contains links to several websites. The information on those websites is not incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

2.1	Share Purchase Agreement, dated September 14, 2023, between CEVA, Inc., Intrinsix Corp. and Cadence Design Systems, Inc.
99.1	Joint Press Release issued on September 20, 2023 by CEVA, Inc. and Cadence Design Systems, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: September 20, 2023	By:	/s/ Yaniv Arieli
	Name:	Yaniv Arieli
	Title:	Chief Financial Officer